As filed with the Securities and Exchange Commission on March 9, 2004

Registration No. 333-_______________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under

The Securities Act of 1933

CHROMAVISION MEDICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2649072 (IRS Employer Identification No.)

33171 Paseo Cerveza
San Juan Capistrano, California 92675
(888) 443-3310
(Address of principal executive offices) (Zip Code)

CHROMAVISION MEDICAL SYSTEMS, INC. 1996 EQUITY COMPENSATION PLAN
STOCK OPTION AGREEMENT WITH MR. STEPHEN T. D. DIXON
STOCK OPTION AGREEMENT WITH MS. KAREN GARZA
STOCK OPTION AGREEMENT WITH MS. HEATHER CRERAN
(Full title of the Plans)

Stephen T.D. Dixon
Chief Financial Officer
Chromavision Medical Systems, Inc.
33171 Paseo Cerveza
San Juan Capistrano, California 92675
(888) 443-3310
(Name and address of agent for service)

Copies to:
W. Alex Voxman, Esq.
Latham & Watkins LLP
633 West 5th Street, Suite 4000
Los Angeles, California 90071
(213) 485-1234

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to be	Offering Price	Aggregate Offering	Registration
Title of Securities to be Registered	Registered(1)	per Share(2)	Price(3)	Fee

1996 Equity Compensation Plan
Common Stock, $0.01 par value	3,102,999 shares	(2)	$4,737,233	$600
Stock Option Agreement with Mr. Dixon
Common Stock, $0.01 par value	300,000 shares	$1.64	$492,000	$63
Stock Option Agreement with Ms. Garza
Common Stock, $0.01 par value	100,000 shares	$0.98	$98,000	$12
Stock Option Agreement with Ms. Creran
Common Stock, $0.01 par value	150,000 shares	$1.11	$166,500	$22
Stock Purchase Rights(4)	—	—	—	—
			Aggregate Registration Fee	$697

(1)	The ChromaVision Medical Systems, Inc. 1996 Equity Compensation Plan (the “Plan”) authorizes the issuance of a maximum of 6,700,000 shares of common stock of ChromaVision Medical Systems, Inc. (the “Registrant”). The Registrant previously registered 3,597,001 shares of the Registrant’s common stock issuable under the Plan. The shares registered hereunder comprise (i) an additional 3,102,999 shares of the Registrant’s common stock authorized and available under the Plan, (ii) 300,000 shares of the Registrant’s common stock issuable at an exercise price of $1.64 per share pursuant to options outstanding under the Stock Option Agreement with Mr. Dixon, (iii) 100,000 shares of the Registrant’s common stock issuable at an exercise price of $0.98 per share pursuant to options outstanding under the Stock Option Agreement with Ms. Garza, and (iv) 150,000 shares of the Registrant’s common stock issuable at an exercise price of $1.11 per share pursuant to options outstanding under the Stock Option Agreement with Ms. Creran. Included among the shares being registered hereunder (to the extent not covered by prior registration statements on Form S-8 filed by the Registrant) are 1,123,750 shares of the Registrant’s common stock issuable upon exercises of options granted to certain employees under the Plan in October 2003 and 816,950 shares of restricted stock granted to certain employees under the Plan in September 2003 with respect to which the Registrant may in the future conduct a rescission offer under Section 25507 of the California Corporate Securities Law of 1968. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of the Registrant’s common stock that may be issued in accordance with the provisions of the Plan and the Stock Option Agreements with Mr. Dixon, Ms. Garza and Ms. Creran by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)	Calculated pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon (i) the price at which options granted under the Plan may be exercised (540,000 shares at $1.33; 615,000 shares at $1.45; 10,000 shares at 1.10; 7,500 shares at 1.25; 10,000 shares at $1.50; 6,000 shares at $1.48; 1,000 shares at $1.55; and 1,300,000 shares at $1.20) and, for an additional 613,499 shares authorized and available under the Plan, the average of the high ($2.52) and low ($2.43) trading prices per share of the Registrant’s common stock on March 5, 2004, as reported by the Nasdaq SmallCap Market, or $2.48 per share; (ii) the exercise price per share ($1.64) of outstanding options for 300,000 shares under the Stock Option Agreement with Mr. Dixon; (iii) the exercise price per share ($0.98) of outstanding options for 100,000 shares under the Stock Option Agreement with Ms. Garza; and (iv) the exercise price per share ($1.11) of outstanding options for 150,000 shares under the Stock Option Agreement with Ms. Creran.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act.

(4)	Pursuant to the Rights Agreement of the Registrant, as amended, one stock purchase right (each a “Right”) is deemed to be delivered with each share of Common Stock issued by the Registrant. The Rights currently are not separately transferable apart from the Common Stock. Accordingly, no independent value has been attributed to the Rights.

2

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

                ChromaVision Medical Systems, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the contents of the previous registration statements on Form S-8 (Registration Nos. 333-65815 and 333-59276). The current registration of 3,102,999 shares of the Registrant’s common stock issuable under the Plan will increase the number of shares registered for issuance under the Plan from 3,597,001 to 6,700,000 shares of the Registrant’s common stock. The Registrant also hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 9, 2004;

(b)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed by the Registrant on June 27, 1997, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequent amendment or report filed for the purpose of amending such description; and

(c)	The description of the Registrant’s Stock Purchase Rights to accompany each share of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 12, 1999, as amended by amendments thereto on Forms 8-A/A filed on July 2, 1999 and on October 10, 2000 and any subsequent amendment or report filed for the purpose of amending such description.

               All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     The Common Stock is registered pursuant to Section 12 of the 1934 Act, and, therefore, the description of securities is incorporated by reference pursuant to Item 3 herein.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     The Registrant’s By-laws require the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by reason of the fact that he is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary or agent of another corporation, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any such criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits of the matter. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the stockholders.

     Section 145 of the Delaware General Corporation Law (“DGCL”) provides in general that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity, but only for expenses (including attorneys’ fees) actually and reasonably incurred, may be provided in connection with an action or suit by or in the right of a corporation, provided that such person acted in good faith and in a manner such person believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim as to which such person has been adjudged to be liable to the corporation unless and only to the extent that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the DGCL provides generally that a corporation may include a provision in its certificate of incorporation which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Registrant has a directors’ and officers’ liability insurance policy that affords directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

Number	Exhibit

4.1	ChromaVision Medical Systems, Inc. 1996 Equity Compensation Plan(a)

+4.2	Stock Option Agreement with Mr. Dixon

+4.3	Stock Option Agreement with Ms. Garza

+4.4	Stock Option Agreement with Ms. Creran

+5.1	Opinion of Latham & Watkins LLP

+23.1	Consent of KPMG LLP, Independent Accountants

+23.2	Consent of Latham & Watkins is contained in Exhibit 5.1

+24.1	Power of Attorney (reference is made to page S-1 of this Registration Statement)

+ Filed herewith.

(a)	Filed on April 30, 2003 as Appendix A to the Company’s Proxy Statement on Schedule 14A and incorporated herein by reference.

Item 9. Undertakings

               A. The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act,

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement;

     (2)  That for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan Capistrano, State of California on this 9th day of March, 2004.

CHROMAVISION MEDICAL SYSTEMS, INC.

By: /s/ STEPHEN T.D. DIXON

Stephen T.D. Dixon
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

               That the undersigned officers and directors of ChromaVision Medical Systems, Inc., a Delaware corporation, do hereby constitute and appoint Michael F. Cola and Stephen Dixon and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

               IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

               Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities on March 9, 2004.

Signatures	Title(s)

/s/ MICHAEL F. COLA

Michael F. Cola	Interim Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
/s/ STEPHEN T.D. DIXON

Stephen T.D. Dixon	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

S-5

Anthony Craig	Director

/s/ IRWIN SCHER

Irwin Scher, M.D.	Director

/s/ FRANK P. SLATTERY, JR.

Frank P. Slattery, Jr.	Director

/s/ JON R. WAMPLER

Jon R. Wampler	Director

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933, AS AMENDED

CHROMAVISION MEDICAL SYSTEMS, INC.

EXHIBIT INDEX

Number	Exhibit

4.1	ChromaVision Medical Systems, Inc. 1996 Equity Compensation Plan(a)

+4.2	Stock Option Agreement with Mr. Dixon

+4.3	Stock Option Agreement with Ms. Garza

+4.4	Stock Option Agreement with Ms. Creran

+5.1	Opinion of Latham & Watkins LLP

+23.1	Consent of KPMG LLP, Independent Accountants

+23.2	Consent of Latham & Watkins LLP is contained in Exhibit 5.1

+24.1	Power of Attorney (reference is made to page S-1 of this Registration Statement)

+ Filed herewith.

(a)	Filed on April 30, 2003 as Appendix A to the Company’s Proxy Statement on Schedule 14A and incorporated herein by reference.